Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARCONIC CORPORATION

FIRST: The name of this corporation (the “Corporation”) shall be Arconic Corporation.

SECOND: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County, United States, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, the personal liability of the directors of the Corporation for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director is hereby eliminated.

SEVENTH: Director Liability.  To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DCGL.